FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS FISCAL 2013 SECOND QUARTER RESULTS

HAUPPAUGE, NY - October 10, 2012 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2013 second quarter ended August 31, 2012.

Release Highlights:

•	Fiscal second quarter sales increased 21.1%, driven by the Hirschmann acquisition and increases in mobile OEM and in accessories.

•	Gross margins increased 80 basis points; operating expenses, excluding Hirschmann declined by 3.3%.

•	Adjusted EBITDA increased $3.2 million and $3.5 million for the comparable fiscal quarters and six-month periods.

•	Company lowers FY13 Adjusted EBITDA guidance to $61 million due to European softness.

•	Domestic operations are holding and new long-term contracts from Hirschmann were recently awarded totaling in excess of $160 million.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, “During the second quarter, our domestic operations performed according to plan across all of our business segments and we expect this to continue throughout the fiscal year. We have several new products coming to market in time for the Holiday selling season and new partnerships that should continue to drive sales. We have also placed our premium high-end audio products and Accessories lines at new accounts, which should open up channels for longer-term growth.”

Lavelle continued, “Economic conditions throughout the global markets, particularly in Europe, impacted our performance year-to-date, and we expect this will continue into the second half of the year. While softness in spending, lower take rates for global, mobile OEM products and the Euro conversion have led to us lowering our forecasts, we do believe this is short-term. We're pleased to announce that Hirschmann has recently been awarded over $160 million in new business, beginning in 2015 and running through 2021, with more opportunities ahead given the upcoming launch next year of mobile DTV and strong demand for mobile antennas as more and more wireless devices are installed in vehicles. While we will face some international headwinds in the coming quarters, we believe the opportunity for our Company has never been better given the strength of our domestic operations, our position with global OEMs and the new products and programs that are both, underway and planned. We remain focused on paying down our debt, generating efficiencies in our operations, growing organically, and enhancing shareholder value for years to come.”

Fiscal Second Quarter Performance
Net sales for the fiscal 2013 second quarter were $191.7 million, an increase of 21.1% compared to net sales of $158.3 million in the comparable year ago period.

Electronics sales were $156.3 million and $126.7 million for the comparable fiscal second quarters, an increase of 23.3%. Driving this increase was primarily the addition of Hirschmann sales, which accounted for $39.6 million during the fiscal 2013 second quarter. Hirschmann was acquired by VOXX on March 14, 2012. Excluding the impact of Hirschmann, Electronics sales declined approximately $10.0 million with the declines primarily in consumer products, mobile audio and in the international markets. Offsetting this decline were increases in mobile OEM sales, due to the launch of new programs with two OEM customers and new mobile product offerings. For the three months ended August 31, 2012, Electronics sales represented 81.5% of net sales as compared to 80.1% in the comparable prior year period.

VOXX International Reports Fiscal 2013 Second Quarter Results

Accessories sales for the fiscal 2013 second quarter were $35.4 million, an increase of 12.0% as compared to sales of $31.6 million in the comparable prior year period. The Accessories group was favorably impacted by higher sales of wireless speakers, digital antennas and portable power line products, as well as increases in sales of accessories products internationally. As a percentage of net sales, Accessories represented 18.5% of net sales for the three months ended August 31, 2012 as compared to 20.0% in the comparable prior year period.

The gross margin for the three months ended August 31, 2012 was 28.5%, an increase of 80 basis points as compared to 27.7% for the three months ended August 31, 2011. The increase in gross margins was principally due to a change in product mix. These increases were partially offset by the unfavorable swings between hedged costs and related sales, as well as increased freight costs in Audiovox Germany and higher warehouse facilities costs in Asia. The Company reiterated its prior guidance of gross margins of 28.0% for the fiscal year due to new products and programs slated for the 2nd half of the fiscal year.

Operating expenses for the fiscal 2013 second quarter were $47.8 million, an increase of $11.6 million over $36.2 million reported in the fiscal 2012 second quarter. This increase was primarily driven by the addition of Hirschmann expenses, which accounted for $12.8 million. Excluding the addition of Hirschmann expenses, operating expenses declined $1.2 million for the comparable quarters or 3.3%. The increase was partially offset by reductions in depreciation expense, headcount reductions in select groups, lower occupancy costs in Indianapolis due to the purchase of the Klipsch headquarters and lower legal fees for the comparable periods. As a percentage of net sales, operating expenses increased to 25.0% as compared to 22.9% for the periods ended August 31, 2012 and August 31, 2011, respectively. The Company continues to monitor its expense structure and identify synergies throughout its global footprint, and is currently in the process of integrating its ERP systems and consolidating select facilities which will result in cost savings in fiscal 2014 and beyond.

The Company reported operating income of $6.8 million for the fiscal 2013 second quarter compared to operating income of $7.7 million in the comparable year ago period. Net income for the quarter ended August 31, 2012 was $3.7 million or net income per diluted share of $0.16 as compared to net income of $3.4 million and net income per diluted share of $0.15 for the period ended August 31, 2011. Net income for the comparable periods was favorably impacted as a result of the Hirschmann acquisition and lower tax provisions.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal 2013 second quarter, was $13.1 million as compared to EBITDA of $9.8 million for the comparable period in fiscal 2012. Taking into account stock-based compensation, Asia restructuring charges and acquisition related costs, the Company reported Adjusted EBITDA of $13.4 million as compared to $10.2 million in the comparable year-ago period and Diluted Adjusted EBITDA per common share of $0.57 as compared to $0.44 for the same periods as noted above.

Six-Month Comparisons
Net sales for the fiscal 2013 six month period ended August 31, 2012 were $385.8 million, an increase of 19.2% compared to net sales of $323.7 million in the comparable year ago period. Electronics sales were $309.1 million and $259.0 million for the comparable six-month periods, an increase of 19.3%. Driving this increase was primarily the addition of Hirschmann sales, which accounted for $76.2 million. Through the first six months of fiscal 2013, Electronics sales represented 80.1% vs. 80.0% for the comparable six-month period last year. Accessory sales increased by $12.0 million or by 18.6%, driven primarily by the continued increase in sales in wireless speakers, antennas and portable power lines as well as higher sales of accessories products in our international markets. As a percentage of net sales, Accessories represented 19.9% vs. 20.0% for the comparable six-month periods ended August 31, 2012 and August 31, 2011, respectively.

VOXX International Reports Fiscal 2013 Second Quarter Results

The gross margin for the six-months ended August 31, 2012 was 27.3%, an increase of 30 basis points as compared to 27.0% for the same period last year. The increase in gross margins was principally due to higher sales a change in product. Increases in gross margins were partially offset by the unfavorable swings between hedged costs and related sales, as well as higher freight costs in Audiovox Germany.

Operating expenses for the fiscal 2013 six-month period were $95.3 million, an increase of $19.4 million over $75.9 million reported in the fiscal 2012 six-month period. This increase was primarily driven by the addition of Hirschmann expenses, which accounted for $21.2 million. Excluding the addition of Hirschmann expenses, operating expenses declined $1.9 million for the comparable six-month periods, or 2.5%.

The Company reported operating income of $9.9 million for the fiscal 2013 six-month period compared to operating income of $11.6 million in the comparable year ago period. The Company reported a net loss of approximately $1.0 million or a loss per diluted share of $(0.04) for the six-month period in fiscal 2013, which is due to the expenses and charges associated with the patent lawsuit which was announced in the fiscal 2013 first quarter, as well as losses on forward exchange contracts. This compares to net income of $5.9 million or net income per diluted shares of $0.25 for the comparable year-ago period. Note, net income was favorably impacted by a tax benefit recorded in fiscal 2013 versus a tax provision in the comparable fiscal 2012 six-month period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal 2013 six-month period, was $10.6 million as compared to EBITDA of $18.0 million for the comparable period in fiscal 2012. Taking into account stock-based compensation, net settlement charges related to the patent litigation, Asia restructuring charges, a settlement recovery at Klipsch, acquisition related costs, and losses on foreign exchange contracts as a result of the Hirschmann acquisition, the Company reported Adjusted EBITDA of $23.4 million as compared to $19.9 million in the comparable year-ago period and diluted adjusted EBITDA per common share of $1.00 as compared to $0.86 for the same periods as noted above.

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense, litigation settlements, restructuring charges and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, litigation settlements and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and

VOXX International Reports Fiscal 2013 First Quarter Results

should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Thursday, October 11, 2012 at 10:00 a.m. EDT. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-543-6403; international: 617-213-8896; pass code: 42152653). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 13294798).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas.  The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®.  International brands include Hirschmann®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2012.

Company Contact:
Glenn Wiener
GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

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VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	August 31, 2012	February 29, 2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$17,710	$13,606
Accounts receivable, net	136,659	142,585
Inventory, net	170,562	129,514
Receivables from vendors	1,936	4,011
Prepaid expenses and other current assets	11,473	13,549
Income tax receivable	—	698
Deferred income taxes	5,293	3,149
Total current assets	343,633	307,112
Investment securities	13,392	13,102
Equity investments	16,382	14,893
Property, plant and equipment, net	62,526	31,779
Goodwill	158,340	87,366
Intangible assets, net	194,962	175,349
Deferred income taxes	801	796
Other assets	8,797	3,782
Total assets	$798,833	$634,179
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$67,286	$43,755
Accrued expenses and other current liabilities	52,791	52,679
Income taxes payable	1,989	5,432
Accrued sales incentives	18,967	18,154
Deferred income taxes	325	515
Current portion of long-term debt	25,719	3,592
Total current liabilities	167,077	124,127
Long-term debt	148,458	34,860
Capital lease obligation	5,913	5,196
Deferred compensation	3,818	3,196
Other tax liabilities	2,944	2,943
Deferred tax liabilities	39,120	34,220
Other long-term liabilities	11,438	7,840
Total liabilities	378,768	212,382
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	249	250
Paid-in capital	285,547	281,213
Retained earnings	161,696	162,676
Accumulated other comprehensive loss	(9,058)	(3,973)
Treasury stock	(18,369)	(18,369)
Total stockholders' equity	420,065	421,797
Total liabilities and stockholders' equity	$798,833	$634,179

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2012	2011	2012	2011
Net sales	$191,715	$158,337	$385,751	$323,662
Cost of sales	137,029	114,475	280,569	236,112
Gross profit	54,686	43,862	105,182	87,550
Operating expenses:
Selling	11,507	11,199	24,712	23,103
General and administrative	29,591	20,765	54,816	43,418
Engineering and technical support	6,693	4,007	14,104	7,818
Acquisition-related costs	55	239	1,651	1,583
Total operating expenses	47,846	36,210	95,283	75,922
Operating income	6,840	7,652	9,899	11,628
Other (expense) income:
Interest and bank charges	(1,693)	(1,392)	(3,937)	(2,875)
Equity in income of equity investees	1,193	890	2,550	2,019
Other, net	(343)	(1,227)	(9,999)	(746)
Total other (expense) income, net	(843)	(1,729)	(11,386)	(1,602)
Income (loss) before income taxes	5,997	5,923	(1,487)	10,026
Income tax expense (benefit)	2,277	2,484	(507)	4,101
Net income (loss)	$3,720	$3,439	$(980)	$5,925
Other comprehensive income (loss):
Foreign currency translation adjustments	(568)	(616)	(5,190)	712
Derivatives designated for hedging	(196)	(21)	100	(725)
Reclassificaton adjustment of other-than-temporary impairment loss on available-for-sale investment into net income	—	877	—	1,177
Unrealized holding gain (loss) on available-for-sale investment securities arising during the period, net of tax	6	7	6	(3)
Other comprehensive income (loss), net of tax	(758)	247	(5,084)	1,161
Comprehensive income (loss)	$2,962	$3,686	$(6,064)	$7,086

Net income (loss) per common share (basic)	$0.16	$0.15	$(0.04)	$0.26
Net income (loss) per common share (diluted)	$0.16	$0.15	$(0.04)	$0.25
Weighted-average common shares outstanding (basic)	23,397,769	23,073,959	23,349,617	23,073,959
Weighted-average common shares outstanding (diluted)	23,599,929	23,254,296	23,349,617	23,268,241

Voxx International Corporation and Subsidiaries
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2012	2011	2012	2011
Net income (loss)	$3,720	$3,439	$(980)	$5,925
Adjustments:
Interest expense, net	1,693	1,392	3,937	2,875
Depreciation and amortization	5,365	2,515	8,149	5,056
Income tax expense (benefit)	2,277	2,484	(507)	4,101
EBITDA	13,055	9,830	10,599	17,957
Stock-based compensation	64	126	127	376
Net settlement charges related to MPEG suit	—	—	8,365	—
Klipsch settlement recovery	—	—	(800)	—
Asia restructuring charges	268	—	789	—
Acquisition related costs	55	239	1,651	1,583
Loss on foreign exchange as a result of Hirschmann acquisition	—	—	2,670	—
Adjusted EBITDA	$13,442	$10,195	$23,401	$19,916
Diluted earnings (loss) per common share	$0.16	$0.15	$(0.04)	$0.25
Diluted adjusted EBITDA per common share	$0.57	$0.44	$1.00	$0.86